Exhibit 10.35

ELECTRONIC ARTS

EXECUTIVE LONG-TERM DISABILITY PLAN

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ELECTRONIC ARTS

EXECUTIVE LONG-TERM DISABILITY PLAN

ARTICLE 1. THE PLAN

1.1	Establishment. Electronic Arts (the “Company”) hereby establishes this Executive Long-Term Disability Plan (the “Plan”) effective as of July 1, 2003, and as subsequently amended, effective January 1, 2005.

1.2	Purpose. The Company has established the Plan to provide designated key Eligible Employees with additional long-term Disability benefits to bring their total benefits to a more competitive level. These benefits under the Plan are provided under individual long-term Disability policies purchased from an Insurer to supplement the Company’s group long-term Disability coverage.

1.3	Top-Hat Plan. It is the intention of the Company that the Plan constitute an employee welfare benefit plan maintained primarily for the purpose of providing benefits for a select group of management employees in accordance with Department of Labor Regulation Section 2520.104-24.

ARTICLE 2. DEFINITIONS

Whenever used in the Plan, the following words and phrases shall have the meanings set forth below unless the context plainly requires a different meaning. When the defined meaning is intended, the term is capitalized:

2.1	“Affiliate” means an entity that is related to the Company through ownership and/or control. If an Affiliate adopts this Plan, the term “Company,” as used in this Plan, shall mean such Affiliate, unless the context clearly indicates otherwise.

2.2	“Annual Base Salary” means the annual cash compensation relating to services performed during any calendar year, whether or not paid in such calendar year or included on the Federal Income Tax Form W-2 for such calendar year, excluding bonuses, commissions, overtime, fringe benefits, stock options, restricted stock, relocation expenses, unused and unpaid excess vacation days, incentive payments, non-monetary awards, directors fees and other fees, automobile and other allowances paid to a

Participant for employment services rendered (whether or not such allowances are included in the Employee’s gross income). Annual Base Salary shall be calculated before reduction for compensation voluntarily deferred or contributed by the Participant pursuant to all qualified or non-qualified plans of the Company and shall be calculated to include amounts not otherwise included in the Participant’s gross income under Code Sections 125, 402(e)(3), 402(h), or 403(b) pursuant to plans established by the Company; provided, however, that all such amounts will be included in compensation only to the extent that, had there been no such plan, the amount would have been payable in cash to the Participant.

2.3	“Annual Bonus” means any compensation, in addition to Annual Base Salary, relating to services performed during any calendar year, whether or not paid in such year or included on the Federal Income Tax Form W-2 for such year, payable to a Participant as an Employee under the Company’s annual or quarterly bonus and/or cash incentive plans, excluding stock options and restricted stock.

2.4	“Committee” means the committee, if any, appointed by the Board of Directors to administer the Plan. The Committee shall be comprised of such number of members as the Board of Directors may designate, and who shall serve at the pleasure of, the Board of Directors.

2.5	“Company” means Electronic Arts, a Delaware Corporation.

2.6	“Disability” means a disability as specified in the Policy.

2.7	“Eligible Employee” means an Employee on the U.S. dollar Payroll of the Company who has been designated by the Company in writing as eligible to participate in this Plan.

2.8	“Employee” means any individual who is employed as a common law employee of the Company.

2.9	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

2.10	“Insurer” means the insurance company or companies selected by the Company, in its sole discretion, to provide long-term Disability insurance coverage under this Plan.

2.11	“Participant” means an Eligible Employee of the Company who has been specifically designated by the Company as a Participant in this Plan. The Company reserves the right to terminate the participation of any Participant at any time by written notice.

2.12	“Payroll” means the system used by an entity to pay those individuals it regards as its common law employees for their services and to withhold employment taxes from the compensation it pays to such common law employees. “Payroll” does not include any system an entity uses to pay individuals whom it does not regard as its common law employees and for whom it does not actually withhold employment taxes (including, but not limited to, individuals it regards as independent contractors) for their services.

2.13	“Plan Year” means each 12-month period beginning January 1 and ending December 31.

2.14	“Policy” with respect to a Participant means the long-term Disability insurance policy issued by the Insurer for the Participant.

2.15	“Premium Termination Date” means the date the Company’s premium obligations under this Plan cease, and the Participant ceases to participate in this Plan, as described in Article 4.

2.16	“Total Compensation” means the Participant’s Annual Base Salary as of July 1 of the Plan Year and most recent three year average Annual Bonus and/or commissions. With respect to a Participant who has been employed by the Company for less than three years, Total Compensation means the Participant’s Annual Base Salary as of July 1 of the Plan Year and average Annual Bonus and/or commissions. With respect to a Participant who has not previously received an Annual Bonus or commissions, Total Compensation means the Participant’s Annual Base Salary as of July 1 of the Plan Year.

ARTICLE 3. BENEFITS PROVIDED

POLICY UNDERWRITING/ISSUANCE

3.1	Benefits. The Company shall assist the Participant in applying for issuance of a Policy pursuant to this Article 3. The Policy shall provide additional long-term Disability benefits such that the benefits provided under the Company’s Group Long Term Disability Insurance Program and this Plan combined shall provide 60% of the

Participant’s monthly pre-Disability Total Compensation; provided, however that the maximum benefits under the Group Long Term Disability Insurance Program and this Plan combined shall not exceed $20,000 per month. Notwithstanding the foregoing, the Total Compensation to be taken into account for purposes of this Plan shall be determined by the Committee once each Plan Year. Any adjustments to the benefit amounts to be provided under this Plan as a result of a change in the amount of a Participant’s Total Compensation, shall be determined annually at the discretion of the Committee and shall become effective for the next subsequent Plan Year.

3.2	Insurance Policy. The Company shall assist the Participant in applying for issuance of a Policy providing long-term Disability coverage and such other provisions as may be determined by the Company, in its sole discretion. No long-term Disability benefits are provided under this Plan other than the benefits, if any, paid by the Insurer under the Policy. The Insurance Policy shall provide a maximum benefit of $5,000 per month.

3.3	Acceptable Underwriting. If the Insurer offers to issue a Policy with standard underwriting, the Company shall instruct the Insurer to issue the Policy with the Participant as the named owner.

3.4	Rated Underwriting. If the Insurer offers to issue a Policy with a rating other than standard, the Company, in its sole discretion, shall elect whether to have the Policy issued with such rating. If the Company elects to have the rated Policy issued, the Company shall instruct the Insurer to issue the Policy with the Participant as the named owner. If the Company elects not to have the rated Policy issued, then the Company shall be released of its obligation to provide benefits to the Participant under this Plan.

3.5	Decline to Issue. If the Insurer declines to offer to issue a Policy, then the Company shall be released of its obligation to provide benefits to the Participant under this Plan.

3.6	Optional Riders. If the Policy is issued, the Company shall, in its sole discretion, choose whether to have the Policy issued with any optional coverages or benefits available under the Policy.

ARTICLE 4. PREMIUM PAYMENTS

4.1	Premium Payments. The Company shall pay the premiums due on the Policy each Plan Year until the Participant’s Premium Termination Date.

4.2	Premium Termination Date. The Participant’s Premium Termination Date occurs on the earliest of the following events:

4.2.1	Termination of the Participant’s employment with the Company for any reason; or

4.2.2.	The Company’s termination of the Participant’s participation in the Plan; or

4.2.3	The Company’s termination of the Plan; or

4.2.4	The termination of the Policy prior to termination of the Participant’s employment with the Company for any reason.

4.3	Return of Unearned Premiums. If the Participant’s Premium Termination Date occurs after the Company has paid a premium on the Policy but before the end of the coverage period supported by such premium, the Insurer shall credit the Company for the pro rata portion of such premium representing the unexpired coverage period, calculated from the Participant’s Premium Termination Date.

4.4	Policy Continuation Rights. Following the Premium Termination Date, the Participant shall cease to participate in this Plan, but shall retain all ownership rights under the Policy, including the right to continue such coverage in force by paying premiums on the Policy directly to the Insurer.

ARTICLE 5. CLAIMS AND REVIEW PROCEDURES

5.1	Claims for Disability Benefits

All claims regarding Disability benefits under the Plan shall be presented to the Insurer pursuant to the Insurer’s claims procedures. All claims for Disability benefits under the Plan must be in writing on the forms prescribed by the Insurer must include the required information, documentation and substantiation. The Insurer is the named fiduciary that has the authority to act with respect to any appeal from a denial of Disability benefits under the Plan. Any other claims under this Plan shall be subject to the following claims and review procedures.

5.2	All Other Claims

(a)	Claims Procedure

(i)	Filing of Claims

All claims for benefits under the Plan, other than claims regarding Disability benefits which shall be submitted to the Insurer pursuant to Section 5.1 above, shall be submitted to the Company according to such procedures as are communicated to Participants.

(ii)	Denied Claims

In the event that any claim for a Plan benefit is denied, in whole or in part, the Company shall notify the claimant (or his or her duly authorized representative, if applicable) in writing of such denial within 45 days after the receipt thereof. The period for making such determination may be extended for up to an additional 30 days, for a total determination period of 75 days if, due to circumstances beyond the control of the Plan, the Company cannot reach a decision within the initial 45-day period. The Company will notify the claimant (or his or her duly authorized representative, if applicable) of the reason for the delay prior to expiration of the initial 45-day period and give a date by which the Company expects to render its decision. If, prior to the end of the 30-day extension period, the Company determines that, due to circumstances beyond the control of the Plan, the Company still cannot reach a decision within the 30-day extension period, another extension of up to an additional 30 days may be requested for a total determination period of up to 105 days. The Company will notify the claimant (or his or her duly authorized representative, if applicable) of the reason for the delay before the expiration of the first 30-day extension period and give a date by which the Company expects to render its decision. In the case of any extension described above, the notice of extension will explain the standards on which entitlement to a Plan benefit is based, the unresolved issues that prevent a decision on the claim for a Plan benefit, and the additional information needed to resolve those issues. If the reason the Company cannot make a decision on the claim is because the claimant failed to provide required information, the claimant will have at least 45 days to provide the specified additional information. A determination will be made within 30 days after the Company receives the additional information requested or, if earlier, within 30 days after the expiration of deadline to furnish the Plan with such additional information.

(iii)	Notice of Denied Claims

If the Company denies the claim for a Plan benefit, in whole or in part, the Company will send the claimant (or his or her duly authorized representative, if applicable) a written notice explaining the reason(s) for the denial, including references to the specific Plan and Policy provision(s) upon which the denial was based. If the claim was denied because the claimant did not furnish complete information or documentation, the notice will specify the additional materials or information needed to support the claim and an explanation of why such information or materials are necessary. If the claimant’s claim for a Plan benefit is denied based on an internal rule, guideline, protocol, or other similar criterion, the notice will either state the specific rule, guideline, protocol, or other similar criterion; or include a statement that such rule, guideline, protocol, or other similar criterion was relied upon in making the adverse determination and that a copy of such rule, guideline, protocol, or other criterion will be provided to the claimant free of charge upon request. If the claim for a Plan benefit has been denied based on a medical necessity or experimental treatment or a similar exclusion or limit, the notice will also include an explanation of the scientific or clinical judgment for the determination, applying the terms of the Plan to the Member’s medical circumstances, or include a statement that such explanation will be provided to the claimant free of charge upon request. The notice will also state that the claimant has a right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination upon review and how and when to request a review of the denied claim.

(b)	Review Procedure

(i)	Right of Appeal

Any person whose claim for a Plan benefit is denied in whole or in part, or such person’s duly authorized representative, may appeal from such denial within 180 days after receiving written notice of the denial from the Company. As part of the review procedure, the claimant may submit written comments, documents, records, and other information relating to the claim for benefits. In addition, the claimant will be entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information (other than legally or medically privileged documents) relevant to such claim for a Plan benefit.

(ii)	Request for Review

The request for review must be in writing and shall be addressed to the Company according to such procedures as are communicated to Participants. The request for review shall set forth all of the grounds upon which it is based, all facts in support thereof and any other matters that the claimant deems pertinent. The Company may require the claimant to submit (at the expense of the claimant) such additional facts, documents or other material as the Company may deem necessary or advisable in making its review. The Company will review the claim for benefits, taking into account all comments, documents, records, and other information submitted relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

(iii)	Additional Rights on Review

If the claimant appeals a denied claim, the decision on review will not afford deference to the initial adverse benefit determination. The decision on review will not be made by the same individual who denied the initial claim for benefits, or the subordinate of that individual. In deciding an appeal of an adverse benefit determination based in whole or in part on a medical judgment, including a determination with regard to whether a particular treatment, drug or other item is experimental, investigational or not medically necessary or appropriate, the Company shall consult with a health care professional who has appropriate training and experience in the field of medicine involved in the medical judgment. The health care professional consulted shall be an individual who is neither an individual who was consulted in connection with the adverse benefit determination that is the subject of the appeal, nor the subordinate of that individual. If requested by the claimant, the Company will provide the identification of the medical or vocational experts whose advice was obtained on behalf of the Plan in connection with the claimant’s adverse benefit determination on review, without regard to whether the advice was relied upon in making the decision on review.

(iv)	Action on Request for Review

The Company shall act on each request for review within 45 days after receipt thereof, unless special circumstances require an extension of time for review. If such an extension of time for review is required, the review period may be extended for up to an additional 45 days, for a total of 90 days. The Company will notify the claimant of the reasons for the delay prior to the expiration of the first 45 day period and give a date by which the Company expects to render its decision. The notice will also state the special circumstances requiring the extension.

(v)	Notice

Within the time prescribed in Section 5.2(b)(iv), the Company shall give written notice of its decision to the claimant. In the event the Company confirms the denial of the claim for a Plan benefit in whole or in part, the notice shall set forth, in a manner calculated to be understood by the claimant, the reason(s) for the denial, including references to specific Plan and Policy provision(s) upon which the denial was based. The notice will state that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information (other than legally or medically privileged documents) Relevant to the claim for a Plan benefit. If an internal rule, guideline, protocol, or other similar criterion was relied upon in making the adverse determination, the notice will state the specific rule, guideline, protocol, or other similar criterion; or include a statement that such rule, guideline, protocol, or other similar criterion was relied upon in making the adverse determination and that a copy of such rule, guideline, protocol, or other criterion will be provided to the claimant free of charge upon request. If the claim for a Plan benefit is denied based on a medical necessity or experimental treatment or a similar exclusion or limit, the notice will also include an explanation of the scientific or clinical judgment for the determination, applying the terms of the Plan to the medical circumstances, or include a statement that such explanation will be provided to the claimant free of charge upon request. The notice will also state that the claimant has a right to bring a civil action under Section 502(a) of ERISA.

(vi)	Claims and Review Rules and Procedures

The Company shall establish such rules and procedures, consistent with the Plan and with ERISA, as it may deem necessary or appropriate in carrying out its responsibilities under this Section 5.

ARTICLE 6. ADMINISTRATION AND FINANCES

6.1	Administration. The Company is the “plan sponsor” and the “plan administrator” of the Plan as such terms are used in ERISA. The Company’s Board of Directors shall act for the Company under this Plan. The Plan Administrator designated by the Company shall be the named fiduciary that has the discretionary authority to control and manage the administration and operation of the Plan, except as provided in Section 5.1.

6.2	Powers of the Plan Administrator. The Plan Administrator shall have the full, exclusive and discretionary authority to prescribe such forms, make such rules, regulations,

interpretations and computations, construe the terms of the Plan and determine all issues relating to coverage and eligibility for benefits and take such other action to administer the Plan as it may deem appropriate in its sole discretion. In administering the Plan, the Plan Administrator shall at all times discharge its duties with respect to the Plan in accordance with the standards set forth in § 404(a)(1) of ERISA. The Plan Administrator in its sole discretion may engage the services of such persons or organizations to render advice or perform services with respect to its responsibilities under the Plan as it shall determine to be necessary or appropriate. Such persons or organizations may include (without limitation) actuaries, attorneys, accountants and consultants.

6.3	Actions of the Plan Administrator. All determinations, rules, regulations, interpretations, computations and decisions of the Plan Administrator shall be conclusive and binding upon all persons having or claiming to have any interest or right under the Plan.

6.4	Delegation. The Plan Administrator in its sole discretion shall have the power to delegate specific duties and responsibilities to officers or other Employees of the Company or other individuals or entities. Any delegation may be rescinded by the Plan Administrator at any time. Each person or entity to whom a duty or responsibility has been delegated shall be responsible for the exercise of such duty or responsibility and shall not be responsible for any act or failure to act of any other person or entity. The Plan Administrator in its sole discretion may delegate any of its fiduciary responsibilities under the Plan (excluding any trustee responsibilities as defined in section 405(c)(3) of ERISA) to another person or persons pursuant to a written instrument that specifies the fiduciary responsibilities so delegated to each such person. To the extent that the Plan Administrator delegates fiduciary functions to other persons or such fiduciary functions are granted to such other persons under the terms of the Plan, such persons shall have the same discretionary power and authority to perform such functions as described in Section 6.2.

6.5	Reports and Records. The Plan Administrator and those to whom the Plan Administrator has delegated duties under the Plan shall keep records of all their proceedings and actions and shall maintain books of account, records, and other data as shall be necessary for the proper administration of the Plan and for compliance with applicable law.

6.6	Plan Expenses. The Company shall pay all expenses of the Plan except as otherwise provided herein.

ARTICLE 7. AMENDMENT/TERMINATION

Although the Company expects to continue the Plan indefinitely, inasmuch as future conditions cannot be foreseen, the Company reserves the right to amend or terminate the Plan at any time by action of its Board of Directors or by action of a committee or individual(s) acting pursuant to a valid delegation of authority of the Board of Directors.

ARTICLE 8. MISCELLANEOUS

8.1	No Guaranty of Employment. The adoption of this Plan shall not be deemed to be a contract of employment between the Company and the Participant. Nothing contained herein shall give the Participant the right to be retained in the employ of the Company or to interfere with the right of the Company to discharge the Participant at any time, nor shall it give the Company the right to require the Participant to remain in its employ or to interfere with the Participant’s right to terminate employment at any time.

8.2	Limitation on Liability. The Company does not guarantee benefits payable under the Policy, and any benefits thereunder shall be the exclusive responsibility of the Insurer.

8.3	Policy Governs. If there is any conflict or inconsistency between the description of benefits contained in this Plan and the Policy, the terms of such Policy shall control.

8.4	Non-Alienation. No benefit payable at any time under this Plan shall be subject in any manner to alienation, sale, transfer, assignment, pledge, attachment, or encumbrance of any kind and will not be subject to claims of the Participant’s creditors by any process whatsoever, and any attempt to cause such right to be so subjected will not be recognized, except to such extent as may be required by law.

8.5	Exclusive Benefit. The Plan shall be maintained for the exclusive benefit of the Participants.

8.6	Transfer to Affiliate. If a Participant, with the Company’s written consent, transfers employment from the Company to an Affiliate, the Participant shall not be deemed to have terminated employment for any purpose under this Plan.

8.7	Applicable Law. The Plan and all rights thereunder shall be governed and construed in accordance with ERISA and, to the extent that state law is not preempted by ERISA, the law of the State of California.

To record the adoption of the Plan to read as set forth herein, the Company has caused its authorized officer to affix the corporate name and seal hereto this 20th day of May, 2005.

ELECTRONIC ARTS

By	/s/ J. Russell (Rusty) Rueff, Jr.
Title	Executive Vice President, Human Resources & Facilities
Date	May 20, 2005

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